Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-169002, 333-176540, 333-185884, 333-189478, 333-196876, 333-212070, 333-225622, 333-234613, 333-250180 and 333-266035) on Form S-8 and (Nos. 333-238939 and 333-268583) on Form S-3 of Alto Ingredients, Inc. of our reports dated March 14, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alto Ingredients, Inc., appearing in this Annual Report on Form 10-K of Alto Ingredients, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Rochester, Minnesota

March 14, 2023